Exhibit 99.3

PRESS RELEASE

FOR IMMEDIATE RELEASE

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. ANNOUNCES PROPOSED PRIVATE OFFERING OF SENIOR NOTES

San Antonio, TX, February 1, 2021 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) announced today that it will offer, subject to market and customary conditions, $1,000,000,000 aggregate principal amount of Senior Notes due 2028 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will be guaranteed on a senior unsecured basis by certain of the Company’s wholly-owned existing and future domestic subsidiaries. Accordingly, the Notes (i) will rank pari passu in right of payment with all existing and future senior indebtedness of the Company, (ii) will be senior in right of payment to all of the future subordinated indebtedness of the Company and the guarantors; (iii) will be effectively subordinated to all of the Company’s existing and future indebtedness secured by a lien, to the extent of the value of such collateral and (iv) will be structurally subordinated to any existing and future obligations of any existing or future subsidiaries of the Company that do not guarantee the Notes, including all of the Company’s foreign subsidiaries.

The Company intends to use the proceeds from the Notes, together with cash on hand, to (i) cause Clear Channel Worldwide Holdings, Inc., a subsidiary of the Company, to redeem $940 million aggregate principal amount of its 9.25% Senior Notes due 2024 and (ii) pay related transaction fees and expenses.

The Notes and related guarantees will be offered only to persons reasonably believed to be “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy the Notes or any other securities. The offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current Clear Channel Outdoor Holdings, Inc.’s management expectations. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the offering and the anticipated terms and use of the proceeds of the Notes. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, whether or not the offering will be consummated and the terms, size, timing and use of proceeds of the offering. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel Outdoor Holdings, Inc.’s ability to control or predict. Clear Channel Outdoor Holdings, Inc. undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Investors:

Eileen McLaughlin

Vice President - Investor Relations

646.355.2399

InvestorRelations@clearchannel.com

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